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                                                                EXHIBIT 10.09(b)

                                      NOTE
                                      ----

          For value received, the undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), hereby promises to pay to ML Principal Protection L.P. (the "Partnership"), a Delaware limited partnership, or to its registered assigns, the principal sum in the amount of the Net Assets (as defined in the Partnership's Third Amended and Restated Limited Partnership Agreement dated as of _________, 1996 of the Partnership at Merrill Lynch upon the termination of the Custody Agreement dated as of _______, 1996 between Merrill Lynch and the Partnership (the "Custody Agreement"), plus interest income at month-end for each month during the term of this Note at a rate equal to 0.50% per annum below the average yield on 91-day U.S. Treasury bills issued during such month on 100% of the Partnership's average daily "total assets" (cash on deposit adjusted to include open trade equity and funds in collection or in settlement) maintained at Merrill Lynch. Payment of all interest due hereunder shall be made by direct deposit by Merrill Lynch to the account of the Partnership carried by Merrill Lynch; payment of the principal hereunder
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shall be made by wire transfer to the account of the Partnership as instructed by the Partnership.

          This Note shall be binding upon and inure to the benefit of Merrill Lynch and its successors and assigns, and the Partnership and its successors and registered assignees. The Partnership, or any registered assignee of this Note, may transfer the right to receive payments hereunder only by surrendering this Note to Merrill Lynch together with a duly executed, written instrument of assignment in form and substance acceptable to Merrill Lynch. Merrill Lynch shall maintain a register (the "Note Register") in which it shall initially record the name of the Partnership as the holder of such right. Upon surrender of this Note for assignment as provided above, Merrill Lynch shall enter the name of the assignee upon the Note Register and immediately reissue this Note in the name of the registered assignee. Prior thereto, Merrill Lynch shall treat the party last appearing on the Note Register as conclusively entitled to receive all payments under this Note.

          This Note shall be effective as of the date of the Custody Agreement and shall terminate on the date of the

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termination of the Custody Agreement. If during any month the Custody Agreement shall terminate other than on the last day of the month, any interest due hereunder shall be prorated on the basis of the number of days during such month that the Custody Agreement was in effect compared to the total number of days in such month.

          This Note shall be deemed to be made under, governed by and construed in accordance with the laws of the State of New York.


                                   MERRILL LYNCH, PIERCE, FENNER
                                    & SMITH INCORPORATED



                                   By: _______________________________
                                        Name:________________________
                                        Title:_______________________



Dated:  _______ __, 1996

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